MULTI-LINK BUSINESS SERVICE AGREEMENT

  Name                                             DIFFERENT BILLING INFORMATION
  Address
  City/State/Zip
  Telephone
  Facsimile                         MULTI-LINK COMMUNICATIONS TAX ID# 84-1179417
  Contact Person

         Product                          Initial    Setup    Price per    Service
Qty      Description                      Setup      Total      Month       Total     Comments
----     -----------                      -------    -----    ---------    -------    --------
SERVICES ATTACHED TO TELEPHONE LINES
        1D Company-Link Service           25.00                10.00
        Internal System Overflow Mailbox  25.00                 9.00                  For Use with Internal Voice Mail Systems
        4D Company Business Dev. Service  35.00                20.00                  Includes Three One Minute Announcements
        Company Router                    25.00                 3.00                  No Messages (No zero revert over 3 extensions)
        Home Link Service                  5.00                 5.00                  For Billing Home Services on business bill.
SERVICES NOT ATTACHED TO TELEPHONE LINES
        Directory                         10.00                 3.00                  No zero revert
        Direct-Link Mail Box               5.00                10.00
OTHER SERVICES
        Fax Messaging Service                       No Setup    8.00                  Plus Monthly Usage Charges            Initials
        888 Number Access                           No Setup    2.00                  Plus Monthly Usage Charges            Initials
        Constant Touch Service (2 Numbers)          No Setup   10.00                  Plus Monthly Usage Charges            Initials
        Additional Constant Touch Number(s)         No Setup    3.00
        Auto 1000 Automated Attendant     25.00               100.00                  1000 Minutes plus $0.10 per minute overage
        Auto 2500 Automated Attendant     25.00               225.00                  2500 Minutes plus $0.09 per minute overage
        Auto 5000 Automated Attendant     25.00               350.00                  5000 Minutes plus $0.08 per minute overage
        External Transfer                  5.00                 4.00                  All outdial extensions from Router or
                                                                                        Directory
        Local Pager Airtime                         No Setup    8.00                  1000 Free each month then $0.10 per page
        Nationwide Pager Airtime                    No Setup   31.00                  200 Free each month then $0.30 per page
        Local Pager Rental & Airtime                No Setup   15.00                  1000 Free each month then $0.10 each
                                                                                        (Credit Card)
        Nationwide Pager Rental & Airtime           No Setup   38.00                  200 Free each month then $0.30 per page
                                                                                        (Credit Card)

TOTAL SETUPS (Billed First Month or Prepayment)     $________             $________   MONTHLY BILLING AMOUNT
CUSTOMER INITIALS CONFIRM SETUP CHARGES                                               12 MONTHS PLUS SETUPS
                                                                                      PREPAYMENT OPTION (DEDUCT 10%)
         Monthly Invoice                    _____
         Prepay Check                       _____  #_________          Cardholder     ______________________________
         Prepay Cash                        _____                      Card Number    ______________________________
         Prepay Credit Card                 _____                      Expiration     ______________________________ Visa___ MC ___

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This contract is for a total of  $_____________________.  Multi-Link  recognizes the need for flexibility to increase and decrease your messaging services as your employee base grows or shrinks from time to time. By signing this agreement you are agreeing to pay Multi-Link no less than the amount shown above during the period of our business relationship. In the event you cancel our service before you have paid this amount, a termination charge equal to the difference between the amount you have paid, and the total contract value shown above will be added to your final bill.

With written notice you may cancel this contract up to 14 days after your service is first established without any further obligation except to pay usage charges already incurred to the time of cancellation (if any). Any amounts prepaid to Multi-Link in respect of his contract will be refunded.

The terms and conditions on the reverse side constitute a valid and binding part of this service agreement. You acknowledge having read and understood all the terms and conditions of this contract. This agreement is not valid unless signed by an authorized Multi-Link Agent. A copy of this signed agreement is provided
to you in all cases.                             MULTI-LINK COMMUNICATIONS, INC.

                                                              Tel:  303.831.1977
------------------------------------------------------------  Fax:  303.831.1988
Authorized Signature      For Multi-Link Communications, Inc.
Position:                 Date of Contract           http://www.multilinkcom.com

MLC CONTROL NUMBER______________    AGENT NUMBER           D____________

                MLC - Advanced Agent Business Agreement - 7/1/98

                   TERMS AND CONDITIONS OF MULTI-LINK SERVICE

ADMINISTRATIVE FUNCTIONS Multi-Link Communications, Inc. ("MultiLink") will perform all administrative functions necessary to establish and maintain the correct function of the Voice Mail and Paging services provided under this Agreement including (i) addition or deletion of users, (ii) ordering of necessary services from US West and other local phone service providers and
(iii) changes to menus or other flexible options. Subject to delays occasioned by any phone company or Subscriber, MultiLink will establish service within ten working days from date of contract.

USE OF VOICE MESSAGING SERVICES The Subscriber agrees not to use any services provided by MultiLink for any purpose that may be deemed immoral, illegal, or unethical. Subscriber agrees not to permit the publication of any Voice Mail Number provided by MultiLink in any magazine, periodical or advertisement without the prior written consent of MultiLink. In the event that Subscriber breaches this condition, MultiLink may either (i) cancel the Voice Mail contract immediately without notice or (ii) apply a charge for all usage in connection with such advertised Voice Mail number in accordance with the MultiLink standard price list.

PAYMENT OF MONTHLY INVOICES Subscriber's first monthly invoice will include: setup charges, pro-rated first month service and usage charges and second month service in advance. Invoices are due upon receipt. In the event that payment is not received promptly, MultiLink may, with or without notice, suspend or terminate its performance hereunder and the provision of services. The failure of MultiLink to exercise its rights hereunder as to any given failure of customer to pay an invoice does not constitute a waiver of MultiLink's rights to suspend or terminate services hereunder. In the event that any invoice falls more than 90 days past due, MultiLink may declare the entire balance of the contract due and payable immediately. Subscriber understands and agrees that MultiLink may utilise a third party billing firm for invoicing hereunder, and that MultiLink may assign any or all of its rights hereunder without restriction.

PREPAYMENTS MultiLink offers subscribers the opportunity to prepay annual contracts for a 10% discount. Usage charges are billed monthly in arrears in all cases. Upon expiration of any prepaid period, MultiLink will automatically resume monthly billing at the appropriate monthly rate. Subscribers wishing to cancel service at the end of a prepaid period are required to give the standard 30 days notice of cancellation. Subscribers wishing to repeat the prepayment should simply notify MultiLink and billing will be adjusted accordingly.

LATE PAYMENT FEES AND COLLECTION EXPENSES MultiLink reserves the right to charge interest at 1.5% per month on past due balances, or such other rate as is the maximum allowable by law. In the event that collection action and/or lawsuit is necessary to enforce collection of past due amounts, Subscriber agrees to pay reasonable collection agency fees, court costs and any other expenses incurred by MultiLink in the collection of such past due amounts.

BILLING OF USAGE CHARGES Subscriber understands and acknowledges that certain services provided by MultiLink are subject to 'per minute' charges as shown in the MultiLink standard price list. Subscriber agrees to pay all such usage charges when due. Subscriber understands and agrees that precise details of call activity which cause usage charges to become due will not routinely be supplied in the Subscriber's monthly bill. Such information is available upon request and in the event that a dispute arises over charges applied to a Subscriber's account. Charges are billed in six-second increments.

SECURITY CODE Subscriber acknowledges that the security of the Voice Mail Box is the Subscriber's sole responsibility. Subscriber agrees not to disclose the personal security code to any unauthorised users, and agrees to pay all charges of whatever nature which may be incurred through use of Subscriber's Voice Mail Box.

TERM OF AGREEMENT AND CANCELLATION After the expiration of fourteen days (14) from the date service is first established, this Agreement shall be fully enforceable in accordance with its terms for so long as the Subscriber and MultiLink have a business relationship. Subscriber confirms that it has contracted to purchase services from Multi-link for a value not less than the total shown on the face of this contract, and that if Subscriber terminates the service relationship before that obligation has been met, that a termination charge equal to the difference will be charged by MultiLink, and is immediately due and payable. Once the subscriber has fulfilled its total contractual obligations to MultiLink, this contract shall continue on a month to month basis, and may be cancelled on 30 days written notice. In the event that Subscriber cancels without 30 days notice, MultiLink shall bill one extra month's charges in lieu of the required notice period.

NO CONSEQUENTIAL DAMAGES MultiLink shall not have any liability to Subscriber, its customers or any third parties for any direct, indirect, special or consequential damages of any kind arising out of this Agreement including without limitation, damages based on strict liability, tort, or warranty. The maximum damages which may be awarded against MultiLink in any circumstances shall be limited to the return of moneys paid by Subscriber to MultiLink for Voice Mail or Paging Services.

PAGING SERVICE RESELLER Subscriber understands that MultiLink is a reseller for various Paging Broadcast Companies and not the operator of the paging system. Customer acknowledges that Multi-Link has no direct control over the operation of such networks and Multi-Link cannot be held accountable for the pager service provided under the terms of this agreement. MultiLink will always insure that it selects pager companies with a reputation for quality products and service at the time such service is established.

APPLICABLE LAW This contract shall be governed and construed in accordance with Colorado Law.